Exhibit 10.3

LEASE

THIS LEASE, made this 1st day of April, 2003, by and between BROWN, NOLTEMEYER COMPANY, hereinafter called “Lessor”, and HEALTH ESSENTIALS SOLUTIONS, INC., hereinafter called “Lessee”.

WITNESSETH:

That Lessor, in consideration of the covenants and agreements to be performed by Lessee and upon the terms and conditions hereinafter set out, does hereby lease unto Lessee 4,842 square feet better known as Suite 320, on the second floor of Lessor’s building in St. Matthews, Jefferson County, Kentucky, at 7410 New LaGrange Road. Such space is to be used and occupied by Lessee as a business office and for no other purpose. Norwood II at 7410 New LaGrange Road and the space referenced therein are hereinafter called “Building” and “leased premises”, respectively.

TO HAVE AND TO HOLD the leased premises unto Lessee for the term of 60 months beginning April 1, 2003 and ending March 31, 2008, unless sooner terminated, as hereinafter provided, on the following terms and conditions.

1.	Rent. Lessee shall pay Lessor as rent for the leased premises during said term of this Lease the sum of $5,043.75 per month, in advance, on the first day of each month without any setoff or counterclaim whatsoever, such rent and other charges to be payable to Brown, Noltemeyer Company at 122 N. Peterson Avenue, Louisville, Kentucky 40206, or to such other party or at such other place as the Lessor may from time to time designate in writing. Should this Lease commence on a day other than the first day of a calendar month, the rent for such partial month shall be appropriately pro-rated at a rate of $162.70 per day.

2.	Deposit. Upon signing this Agreement, Lessee will pay to Lessor the amount of $5,043.75 for the security deposit. The security deposit will be held by the Lessor until surrender of the leased premises at the expiration of this Lease. Upon surrender, the security deposit will be returned to the Lessee, provided that all required payments due have been paid and that said premises are in good repair, normal wear accepted.

3.	Condition of Premises. No representations, except those as are contained herein, have been made to the Lessee respecting the conditions of said premises. The taking possession of said premises by the Lessee shall be conclusive evidence as against the Lessee that said premises were in good and satisfactory condition when premises of the same were so taken; and the Lessee will, at the termination of this Lease, by lapse of time or otherwise, return said premises to Lessor in as good condition as when received, loss by fire and ordinary wear accepted. If required during the term of the Lease, the Lessor shall have all walls within the suite, that are painted, repainted with Lessor’s building standard paint, color selected by Lessee. Said painting does not include the ceiling area, including floor joists, metal decking, duct work, or other fixtures.

Lessor will complete the following improvements, at their sole cost and expense, upon the signing of the Lease Agreement and prior to the commencement date so stated herein.

i.	Lessor will construct the improvements per the attached floor plan (Exhibit A).

ii.	Prepare walls for paint and paint walls with lessor’s standard paint, color selection by lessee from lessor’s standard samples.

iii.	Remove existing carpet and or tile, prepare floor for carpet and or tile and install new lessor’s standard glue direct carpet and or tile, color selection by lessee from lessor’s standard samples. Remove existing base molding and install new lessor’s standard vinyl base molding, color selection by lessee from lessor’s standard samples.

4.	Lessee’s Duties. Lessee shall take good care of the leased premises, and, at Lessee’s expense, make repairs to the Building, or any part thereof, needed because of Lessee’s or Lessee’s agents, servants, or employees conduct, and should Lessee fail to do so promptly, Lessor may, at its option, make such repairs and Lessee shall pay the cost thereof to Lessor on demand. Lessee shall indemnify the Lessor and save it harmless from and against any and all claims, actions, damages, liabilities, and expenses (including, but not limited to, reasonable attorney’s fees and costs) in connection with loss of life, personal injury, or damage to property occurring in or arising out of use or condition of the leased premises or any activity therein (except for claims, actions, damages, liabilities, or expenses arising from the negligence of the Lessor) or arising wholly or in part from any act or omission of the Lessee, Lessee’s agents, servants, or employees. Lessee shall, at termination of this Lease by lapse of time or otherwise, deliver up the leased premises to Lessor in as good condition as at commencement of Lessee’s occupancy, ordinary wear and such damage that Lessee is not obligated to repair accepted.

5.	Assigning, Subletting and Alterations. Lessee shall not, without Lessor’s prior written consent, and such consent shall not be unreasonably withheld, assign this lease, or allow the same to be assigned by operation of law or otherwise, or sublet the leased premises or any part thereof, or use or permit same to be used for any purpose except as above specified, or make or allow alterations therein or additions thereto.

6.	Lessor’s Right of Entry. Lessor shall have the right to enter the leased premises during normal business hours upon reasonable prior written notice to Lessee, except for emergency purposes, provided such entrance shall not unreasonably interfere or inconvenience the Lessee, for the purpose of examining the leased premises, and making repairs or improvements either to the leased premises or to utility lines or other facilities of the building or to install such lines or facilities. Lessee shall, upon discovery of any defect in or injury to the leased premises, or any need of repairs, promptly report the same to Lessor, in writing, specifying such defects. There shall be no allowance to Lessee or diminution of rent and no liability on the part of the Lessor by reason of inconvenience, annoyance or injury to business arising from the making of any repairs, alterations, additions, or improvements in or to any portion of the building or the leased premises, or in and to the fixtures, appurtenances, and equipment thereof. All of such repairs, decorations, alterations, changes, additions and improvements shall be done during ordinary business hours, or if any such work is at the request of the Lessee, be done during any other hours, the Lessee shall pay for all overtime.

7.	Lessee’s Additions and Fixtures. All additions, fixtures, or improvements placed on or made to the leased premises by Lessee, excluding personal property, furniture, trade fixtures, and other moveable property not attached to the building, shall at once become the property of Lessor and be surrendered to Lessor upon termination of this Lease. However, Lessee agrees to remove such additions, fixtures, or improvements as Lessor may request, and restore the leased premises to their original condition and repair any damage resulting from the removal of such additions, fixtures or improvements.

8.	Personal Property. All of Lessee’s personal property not removed from the leased premises when Lessee leaves the premises on termination of this Lease shall thereupon be conclusively presumed to have been abandoned by Lessee and forthwith become Lessor’s property.

9.	Holding Over. Should Lessee hold the leased premises after termination of this lease, by lapse of time or otherwise, the Lessee will be a Lessee from month to month at a rental rate equivalent to one and one half times the monthly rental rate for the last full month of the lease term most recently expiring and under the same terms and conditions in force at the expiration of the Lease. No receipt of money by Lessor from Lessee after termination of the Lease shall reinstate or extend this Lease, or affect any prior notice given Lessor to Lessee, and no extension of this Lease shall be valid unless in writing, signed by Lessor and Lessee.

10.

Rules and Regulations. Lessee shall comply with the rules and regulations made a part hereof, as well as all reasonable changes therein and additions thereto that may from time to time be made by Lessor for the operation and protection of the building and the protection and welfare of Lessor’s lessees and invitees. Changes and additions to the rules and regulations shall become effective and a part of this Lease upon delivery of a copy thereof to Lessee.

11.	Additional Rent. In addition to the Rent provided for in Paragraph 1 above, the Lessee agrees to pay to the Lessor additional rent for each Lease Year subsequent to the initial full year of this Lease representing the Lessee’s pro rata share in any increase in the operational expenses of the Building attributable to such Lease Year. The Lessee’s share of any increase in operational expenses for any Lease Year (subsequent to the initial full year of this Lease) shall be calculated as follows: first, as of the first and each subsequent anniversary date(s) of this Lease, the annual operational expenses of the Building for the preceding fiscal year ending 12/31 shall be calculated and from this amount shall be subtracted the annual operational expenses of the Building for the fiscal year ending December 31. In this manner, the total increase in operational expenses of the Building for the appropriate calendar year of this Lease shall be determined. The base year of the Lease referenced within this document shall be 2003. Second, such increase shall be divided by 34,751 square feet to arrive at the amount of the increase in operational expenses per square foot of the Building and then the amount of such increase per square foot of the Building shall be multiplied by the number of square feet occupied by the Lessee pursuant to the terms of this Lease to determine the amount, if any, of additional rent payable by the Lessee for the next Lease Year of the Lease. If the calculations show an increase in operating expenses as compared with the base year, Lessee shall pay to Lessor within thirty (30) days following Lessor’s notice, a sum equal to the Lessee’s share of the increase in such expense prorated for such Lease Year. For purposes of this paragraph, the operational expenses of the Building for any fiscal year shall be defined as all expenditures with respect to the Building for such fiscal year other than expenditures for mortgage payments, capital expenditures, depreciation, tenant finish for other lessees, leasing commissions, advertising expenses and executive salaries.

12.

Government Regulations. Lessee shall comply with all valid laws, ordinances, rules and regulations of all governmental authorities pertaining to use and occupancy of the leased premises. Lessee will not use or permit upon said premises anything that will invalidate any policies now or hereafter carried on said building or that will increase the rate of insurance on said demised premises, or on the building of which said demised premises are a part. Lessee will pay all extra insurance premiums on the said building which may be caused by the use which said Lessee shall make of said demised premises, and Lessee will not use or permit upon said demised premises anything that might be dangerous to life or limb. The Lessee will not in any manner deface or injure said building or any part thereof, or overload the floors of said demised premises, it being mutually agreed that in no event shall any weight placed upon the said floors exceed Seventy-Five (75) pounds per square foot of floor space covered; Lessee will not permit any objectionable noise or odor to escape or be emitted from said premises, or do anything or permit anything to be done upon said premises in any way tending to create a nuisance, or tending to disturb any other Lessee in said building, or the occupants of neighboring property, or tending to injure the reputation of the said building; and the Lessee will comply with all governmental, health and police requirements and said regulations respecting said premises and will not use the said premises for lodging or sleeping purposes.

13.	Default. In the event of any failure of the Lessee to pay any rent or other charges herein set forth within Ten (10) days after such rent or charges shall be due, and without demand therefore; or if Lessee shall underlet said premises, mortgage, pledge or assign this Lease without Lessor’s written consent first obtained, which shall not be unreasonably withheld; or any failure of Lessee to perform any of the covenants, conditions and agreements contained herein to be performed or observed by Lessee, or any of the rules and regulations printed herein, or any reasonable additions thereto, or any modification thereof and such failure by Lessee is not cured within thirty (30) days after written notice of such failure has been delivered to Lessee; or if Lessee shall become bankrupt or insolvent or file any debtor proceedings or take or have taken against Lessee in any court pursuant to any statute, either of the United States or any state, a petition in bankruptcy or insolvency, or for reorganizations or for the appointment of a receiver or trustee for all or a portion of Lessee’s property; or if Lessee shall make an assignment for the benefit of creditors or petitions for or enters into an arrangement; or if Lessee shall abandon said premises or suffer this Lease to be taken under any writ of execution; then Lessor, in addition to all other rights and remedies provided in law or equity, shall have the immediate right of re-entry and the right to remove all persons and property from the leased premises, without service of notice or resort to legal process, and may either: (1) relet the leased premises or any part thereof upon such terms and conditions and at such rent as Lessor, in its sole discretion, may deem advisable, and apply such rent received to the payment of any indebtedness other than rent due hereunder from Lessee, to the payment of any costs and expenses of such reletting, including brokerage fees, attorneys’ fees, and costs of alterations and repairs; to the payment of rent due and unpaid hereunder; and the remaining rent, if any, shall be held by Lessor and applied in the payment of future rent as the same may become due and payable hereunder; and if such rent received from such reletting be less than that due and owing during that month from Lessee, Lessee shall be responsible for and pay any deficiency to Lessor; or (2) terminate this Lease and recover from Lessee all damages it may incur by reason of such default, including the cost of recovering the leased premises, reasonable attorneys’ fees, and including the worth at the time of such determination of the excess, if any, of the amount of reasonable rental value of the leased premises for the remainder of the stated term, all of which shall be immediately due and payable from Lessee to Lessor.

14.

Liability of Lessor. The Lessor shall not be liable for any damage either to person or property, sustained by the Lessee or by other persons, due to the building or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident in or about said building, or due to any act or neglect of any Lessee or occupant of said building, or any other person, unless such damage shall result from the negligence of Lessor, its employees, agents, or representatives. This provision shall apply especially (but not exclusively) to damage caused by water, snow, frost, steam, sewage, illuminating gas or odors, or by the bursting or leaking pipes or plumbing works, and shall apply equally whether such damage be caused by the act or neglect of other Lessees, occupants of said building, or of any other person, except Lessor, its employees, agents, or representatives and whether such damage be caused or occasioned by anything or circumstance above mentioned or referred to, or any other thing or circumstance, whether of a like nature or of a wholly different nature. The Lessee further agrees that all personal property upon the demised premises shall be at the risk of the Lessee only and that the Lessor shall not be liable for any damage thereto or theft thereof.

15.	Fire and Casualty. In the event the leased premises or the Building shall be partially damaged by fire or other casualty, the same, except as hereinafter provided, shall be repaired as speedily as possible by and at the expense of the Lessor, but the rent shall not be abated unless the leased premises are partially untenable, in which event the rent shall be abated on a pro rata square footage basis; but in case the damage should be so extensive as to render the leased premises untenable, then the rent shall cease until such time as the premises and the means of access to them shall be put in repair by and at the expense of the Lessor. In case of the total destruction of said Building hereby leased, by fire or otherwise, or so much thereof that the Lessor shall desire to raze said building (whether or not the demised premises be affected), or in the event of the total destruction of the leased premises the rent shall be paid up to the time of such destruction, and then and from thenceforth this Lease shall cease and come to an end.

16.	Insurance. The Lessee, during the demised term or any renewal thereof, shall maintain, at its expense, public liability and property damage insurance written by a company or companies licensed in Kentucky and acceptable to Lessor, naming Lessor as an additional insured. The liability policy shall be one which shall afford protection in the minimum sum of ($1,000,000.00) in the event of injury or death to a single person and in the minimum sum of ($1,000,000.00) in the event of any one accident and for property damage in the minimum sum of ($1,000,000.00). Lessee shall furnish to Lessor certificates evidencing that such insurance is in effect continuously during the demised term or any renewal thereof. The certificate shall require thirty (30) days written notice from the insurer to Lessor of any cancellation or reduction in coverage.

17.	Condemnation. Should the leased premises or the building or the parking areas be taken, appropriated, or condemned for public purposes, in whole or in such substantial part as to render the building unsuitable for Lessor’s purposes or the leased premises unsuitable for Lessee’s purposes, then the term of the Lease shall, at the option of the Lessor in the first instance and at the option of the Lessee in the second instance, forthwith terminate as of the date of possession by the appropriating authority, and Lessor shall receive the entire award from such taking, but Lessee shall have the right to seek a separate award from the condemning authority, but not from Lessor, and only after Lessor has received its award from the condemning authority and provided Lessee’s award does not diminish Lessor’s award.

18.	Subordination. Lessee agrees that its rights under this Lease are subordinated to the lien of any mortgage or mortgages to any bank, insurance company, or any lending institution now or hereinafter enforced against the land, any building of which the leased premises are a part or upon any building hereinafter placed upon the land of which the leased premises are a part, and to all advances made or hereafter to be made upon the security thereof, provided that Lessee reserves the right to defend any foreclosure action initiated by any such entity as long as Lessee is not in default under this Lease. This section shall be self-operative, and no further instrument of subordination shall be required by any mortgages.

19.	Limitations. This Lease does not grant any rights to light and air over property, except public streets adjoining the land on which said building is situated.

20.	Utilities and Services. The Lessor shall pay all water, sewer, gas, and electrical bills rendered against or charged to said premises, provided, however, that should Lessee’s occupancy of said premises necessitate increased electrical service; then and in such event said electrical service above normal service shall be paid for by Lessee. Lessee covenants and agrees that in the event additional electrical service outlets shall be required for the performance of Lessee’s business as declared under the Lease, then and in such event Lessee agrees to pay for the installation, maintenance, and repair of said service for additional monthly billing caused by said installations. The Lessor shall pay five (5) day (s) per week janitorial service excluding Saturdays, Sundays and legal holidays.

21.	Waiver. No provision of this Lease shall be altered, waived, amended or extended, except in writing signed by both parties. Lessor shall not be considered to have waived any of the rights, covenants or conditions unless evidenced by its written waiver; and the waiver of one default or right shall not constitute the waiver of any other. The acceptance of rent shall not be construed to be a waiver of any breach or condition of this Lease.

22.	Quiet Enjoyment. Lessor covenants with the Lessee that the Lessee, having performed its covenants and agreements herein set forth, shall have quiet and peaceable possession of the leased premises on the terms and conditions herein provided.

23.	Successors. The provisions of this Lease shall be binding upon and inure to the benefit of the Lessor and Lessee, respectively and their respective successors, assigns, heirs, executors and administrators. The Lessee agrees to become the Lessee of the Lessor’s successor in interest under the same terms and conditions of its tenancy hereunder.

24.	Paragraph Descriptions. The descriptions as to the contents of particular paragraphs herein are intended only for convenience and are in no way to be construed as a part of this Lease, or as a limitation on the scope of the particular paragraphs to which they refer.

25.	Lessor’s Right to Cure Default. If the Lessee shall default in the observance or performance of any of the terms or covenants on its part to be observed or performed contained in this Lease, Lessor, without being under any obligation to do so and without thereby waiving such default may remedy such default for the account and at the expense of Lessee, and Lessee shall pay to the Lessor any expenditures or obligations incurred for the payment of money in connection therewith, with interest at twelve percent (12%) and costs.

26.	Subrogation. Lessor and Lessee each hereby releases the other, and their respective employees, agents, and contractors, from any claims which either may have against the other, or its employees, agents, and contractors, for loss or damage to the building and improvements on the leased premises or to the contents thereof and any personal property stored or placed thereon by either of them, caused by any of the perils enumerated in standard fire and extended coverage insurance policies, whether such loss or damage caused was by the negligence by either of them, or their respective employees, agents, or contractors, or by others, and whether or not such insurance on the building and improvements, contents and personal property was in force at the time of the loss or damage. Lessor and Lessee each agree to take any necessary action to make this release effective and binding upon their respective insurance carriers so that such carriers specifically waive any right of subrogation that such carriers might otherwise have against either of the parties hereto or their employees or contractors.

27.	Notices. All notices required under this Lease shall be deemed to be properly sent if in writing and delivered personally, or sent by registered or certified mail, return receipt requested, to the party of whom it is intended. When the Lessor, the same shall be sent to Lessor addressed to Lessor, Brown, Noltemeyer Company, 122 North Peterson Avenue, Louisville, Kentucky 40206 or any subsequent address which the Lessor may give Lessee in writing, and when to the Lessee the same shall be sent to the Lessee addressed at 7410 New LaGrange Road, Suite 320, Louisville, Kentucky 40222 or to any subsequent address which the Lessee may give Lessor notice of in writing. Date of service of a notice served by mail shall be the date on which such notice is deposited in the United States Postal Service sent by registered or certified mail, return receipt requested, postage prepaid.

28.

Late Charges. All rents and charges are due on the first of each month without notice. On the eleventh day, any rents due and unpaid shall be considered late and there will be a late charge assessed for late payment of rents, said charge to be twenty five ($25.00) per month or five percent (5%) of the monthly rent, which ever is greater. The late charges assessed will be due and payable at the time the regular rent is remitted. In the event all rent due, including late charges, remains unpaid for a period of 31 consecutive days, Lessor shall have the option of extending the delinquent period or giving notice to the Lessee to vacate premises. In the event the Lessor shall decide to extend said delinquent period said extension shall be in writing and delivered to Lessee. Failure to receive said extension notice shall be deemed automatic notice of Lessor’s intent to have Lessee vacate premises occupied under this Lease and no additional notice shall be deemed necessary. In the event Lessee shall have, in the opinion of Lessor, vacated the leased premises without paying all rents and charges due, including but not limited to any and all charged due until expiration of said Lease the Lessor may then enter the premises after the said period of 31 days and either change the existing lock or remove the former Lessee’s belongings and hold them for value against unpaid rent and charges due under this Lease. In addition, the Lessor shall have the duty to notify the former occupant in writing at the Lessee’s last known address, that such belongings are being held and will be offered for sale after 30 days and that any proceeds therefrom shall be used to reduce any rents and charges due. In the event that after such sale and after deducting for related expenses in connection with said sale, there exist, excess funds over the amounts due regarding said lease, any excess funds shall be held for Lessee in escrow and said Lessee notified that such funds are available. In the event proceeds are insufficient to cover amounts due under this Lease, Lessor reserves the right to proceed under law, to collect any additional amounts due including any and all expense in connection with such procedures under law.

29.	Force Majeure. Notwithstanding anything to the contrary contained herein, whenever a period of time is herein prescribed for action to be taken by Lessor or Lessee, neither Lessor or Lessee shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strike, riots, acts of God, shortage of labor or materials, war, governmental laws, regulations or restrictions, or any other causes of any kind whatsoever which are beyond the control of Lessor or; Lessee, as the case may be.

30.	Guaranty of Lease. In consideration of this lease between the Lessor and Lessee, and in addition to all covenants and agreements contained herein, the Lessee agrees to guaranty the lease and signifies as such by endorsing the Guaranty of Lease attached hereto.

31.	Hazardous Substances. Lessee covenants and warrants that it will not engage in or permit any person or entity to engage in any transportation, storage, placement, handling, treatment, discharge, generation, production, or disposal (collectively, ‘Treatment’) of any hazardous substance on or which affects the premises, the Building of which it is a part, or the underlying real estate ground and ground water in violation of any application law, statute, ordinance, rule, or regulation.

Lessee hereby agrees it will indemnify defend, save and hold harmless Lessor and Lessor’s employees, agents, and their respective heirs, successors, and assigns (collectively, the ‘Lessee’s Indemnities’) against and from, and to reimburse the Lessee’s Indemnities with respect to, any and all damages, claims, liabilities, losses, costs, and expenses (including without limitation, all attorney’s fees and expenses, court costs, administrative costs, and costs of appeals), incurred by or asserted against the Lessee’s Indemnities by reason or arising out of the breach of any representation or undertaking of Lessee under this Paragraph 30 of this Lease.

Lessor warrants that to the best of its knowledge, information, and belief the premises, the building of which it is a part, and the underlying real estate ground and ground water do not contain any, nor are they affected by any, such waste, nor has it received notification from any agency that the premises, the building of which it is a part and the underlying real estate ground and ground water has been targeted for a Superfund clean up.

Lessor agrees to indemnify, defend, save, and hold harmless Lessee, its directors, officers, shareholders, employees, attorneys, insurers, agents, and their respective heirs, successors, and assigns (collectively, the ‘Lessor’s Indemnities) from and against, and to reimburse the Lessor’s Indemnities with respect to, any and all claims, liabilities, damages, losses, and expenses (including, but not limited to, all attorneys, fees, consulting fees, administrative costs, court costs, and costs of appeals) incurred by or asserted against the Lessor’s Indemnities by reason of, arising out of, or resulting from the presence or suspected presence of any waste on the premises, the building of which it is a part, or the underlying real estate ground and ground water.

As used herein, ‘Hazardous Substance’ shall have the same meaning as that term or the term ‘Hazardous Materials’ or the term ‘Hazardous Waste’ is defined by any law, statute, ordinance, rule, or regulatory authority, and including, but not limited to, petroleum products, radioactive wastes, polychlorinated biphenyls, and asbestos (collectively, ‘waste’), but will not include body fluids received for medical testing, provided Lessee’s storage and disposal of fluids complies with KRS chapter 24 and all applicable regulations promulgated thereunder.

The provision, covenants, and warranties in this Paragraph 31 will survive the termination, cancellation, modification, rescission, or expiration of this Lease.

32.	Option to Renew. Lessee, not being in default, shall have the right to extend the term of this Lease for one (1) extension period of five (5) years, such extended period to be at the then fair market rental rate and to begin immediately upon the expiration of the next preceding term. All the terms, covenants, and provisions of this Lease, excluding the rate of rent paid by Lessee to Lessor, shall apply to the extended term. If Lessee elects to exercise the aforesaid option, it shall do so by giving Lessor notice in writing of its intention to do so not later than ninety (90) days prior to the expiration of the then current term of this Lease.

IN WITNESS THEREOF, the parties have executed this instrument, in duplicate, on the day and year first above written.

BROWN, NOLTEMEYER COMPANY

By:	/s/ KYLE J. NOLTEMEYER
Kyle J. Noltemeyer Property Manager

HEALTH ESSENTIALS SOLUTIONS, INC.

By:	/s/ MICHAEL R. BARR